Exhibit 2. k. 40

CERTIFICATE OF TRUST

OF

ACS FUNDING TRUST II

THIS Certificate of Trust of ACS Funding Trust II (the “Trust”), dated June 30, 2004, is being duly executed and filed by the undersigned trustees to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

1. Name. The name of the statutory trust formed hereby is ACS Funding Trust II.

2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

4. Investment Company. Notice is hereby given that pursuant to Section 3807(b) of the Delaware Statutory Trust Act, the Trust will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Certificate of Trust as of the day and year first above written.

MALON WILKUS,
as Beneficiary Trustee

Name: Malon Wilkus

EVELYNE STEWARD,
as Independent Trustee

Name: Evelyne Steward

WILLIAM HOLLORAN,
as Independent Trustee

Name: William Holloran